Exhibit 99.1

Santander Holdings USA, Inc. and Santander Consumer USA Holdings Inc. Provide Statement on DFAST Results and Capital Actions

BOSTON & DALLAS, JULY 9, 2020 – PRESS RELEASE

Today, Santander Holdings USA, Inc. (“SHUSA” or the “Company”) and its publicly held subsidiary, Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”) commented on the results of the Federal Reserve’s 2020 Dodd-Frank Act Stress Test (“DFAST”) results and related Comprehensive Capital Analysis and Review (“CCAR”).

Based on SHUSA’s 2020 DFAST results, the Company’s minimum capital ratios under the Federal Reserve Board (“FRB”) severely adverse scenario ranked in the top quartile among participating banks. Additionally, the Company will be subject to a preliminary Stressed Capital Buffer (“SCB”) of 2.5 percent, equal to the regulatory minimum, for the period of October 1, 2020 through September 30, 2021. The SCB plus the Basel III Common Equity Tier 1 (“CET1”) minimum of 4.5 percent, requires SHUSA to remain above 7.0 percent through this period. The Federal Reserve stated it expects to finalize the SCB for all firms by August 31, 2020.

As of March 31, 2020, SHUSA’s CET1 ratio under the revised Current Expected Credit Loss transition guidelines was 14.3 percent, and SC’s CET1 ratio was 13.8 percent.

The FRB also announced that, due to the economic uncertainty resulting from the coronavirus, it will require all large banks, including SHUSA, to update and resubmit their capital plans under new scenarios in the fourth quarter of 2020. As part of the resubmission requirement, the FRB disclosed an interim capital preservation policy to be applied in the third quarter of 2020 which includes:

•	A cap on common stock dividends which provides that the amount paid cannot exceed the average of the trailing four quarters’ net income (includes Q3 2019 to Q2 2020 net income); and

•	A prohibition on share repurchases.

This policy applies to the third quarter of 2020, but may be extended by the FRB.

Based on the interim policy and SHUSA’s expected average trailing four quarters of net income, both SHUSA and SC would be prohibited from paying a dividend in the third quarter of 2020. Although SC’s standalone expected income would be sufficient to declare and a pay a dividend in the third quarter, SC is consolidated into SHUSA’s capital plan and therefore is subject to the FRB’s interim policy that utilizes SHUSA’s average trailing income to determine the cap on common stock dividends. Due to this unique dynamic, SHUSA has requested certain exceptions to the interim policy. As the timing and outcome of the request is uncertain, SC does not currently expect to declare or pay a dividend in the third quarter of 2020 pending approval of SHUSA’s exception request.

The timing and amount of any dividends, stock repurchases and any other capital actions will depend on a variety of factors, including the business plans and financial performance of the Company and its subsidiaries, general market and economic conditions, and are subject to any applicable regulatory requirements and approval by the Company’s board of directors.

SHUSA believes the DFAST results demonstrate its subsidiaries’ resiliency and the strength of their business models and capital positions. The Company’s robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, or future events are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “looking forward,” “would,” “hopes,” “assumes,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date on which the statements are made, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors and assumptions, some of which are beyond our control. Among the factors that could cause actual results to differ from those reflected in forward-looking statements include, without limitation, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Any forward-looking statements only speak as of the date of this press release, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), a global banking group with more than 145 million customers in the U.S., Europe and Latin America. As the intermediate holding company for Santander’s U.S. businesses, SHUSA is the parent organization of six financial companies with approximately 17,000 employees, 5.2 million customers and assets of over $150 billion as of March 31, 2020. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc. (NYSE: SC), Banco Santander International of Miami, Banco Santander Puerto Rico, Santander Securities LLC of Boston, Santander Investment Securities Inc. of New York, and several other subsidiaries.

Investor Relations:

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Media Contact:

Laurie Kight

214.801.6455

laurie.kight@santander.us

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